Exhibit 99.1

661 East Davis Street
Post Office Box 703
Elba, Alabama 36323

PRESS RELEASE
FOR IMMEDIATE RELEASE
For Additional Information: Contact Brian McLeod - Chief Financial Officer @ (334) 897-2273.
The National Security Group, Inc. Releases Financial Results

ELBA, ALABAMA (November 13, 2018)…The National Security Group, Inc. (NASDAQ:NSEC) results for the three months and nine months ended September 30, 2018 and 2017, based on accounting principles generally accepted in the United States of America, were reported today as follows:

Unaudited Consolidated Financial Summary	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
Gross premiums written	$17,178,000	$17,246,000	$52,387,000	$52,953,000
Net premiums written	$15,429,000	$15,499,000	$47,690,000	$48,354,000

Net premiums earned	$15,445,000	$15,467,000	$45,764,000	$45,838,000
Net investment income	1,020,000	939,000	2,799,000	2,795,000
Net realized investment gains	453,000	75,000	125,000	312,000
Other income	148,000	150,000	457,000	447,000
Total Revenues	17,066,000	16,631,000	49,145,000	49,392,000
Policyholder benefits and settlement expenses	9,825,000	11,184,000	29,024,000	34,911,000
Amortization of deferred policy acquisition costs	782,000	706,000	2,372,000	2,470,000
Commissions	2,003,000	2,096,000	5,795,000	5,947,000
General and administrative expenses	2,404,000	2,398,000	7,075,000	6,410,000
Taxes, licenses and fees	567,000	709,000	1,565,000	1,915,000
Interest expense	306,000	320,000	917,000	969,000
Total Benefits, Losses and Expenses	15,887,000	17,413,000	46,748,000	52,622,000
Income (Loss) Before Income Taxes	1,179,000	(782,000)	2,397,000	(3,230,000)
Income tax expense (benefit)	272,000	(225,000)	562,000	(1,358,000)
Net Income (Loss)	$907,000	$(557,000)	$1,835,000	$(1,872,000)
Income (Loss) Per Common Share	$0.36	$(0.22)	$0.73	$(0.74)
Reconciliation of Net Income (Loss) to non-GAAP Measurement
Net income (loss)	$907,000	$(557,000)	$1,835,000	$(1,872,000)
Income tax expense (benefit)	272,000	(225,000)	562,000	(1,358,000)
Realized investment losses (gains), net	(453,000)	(75,000)	(125,000)	(312,000)
Pretax Income (Loss) From Operations	$726,000	$(857,000)	$2,272,000	$(3,542,000)
Management Commentary on Results of Operations

Summary:

For the three months ended September 30, 2018, the Company had net income of $907,000, $0.36 income per share, compared to a net loss of $557,000, $0.22 loss per share, for the three months ended September 30, 2017. The pretax income from operations in the third quarter of 2018 totaled $726,000 compared to pretax loss from operations of $857,000 in the third quarter of 2017. During the third quarter of 2018, claim activity related to catastrophe events was significantly less compared to the same period last year. For the three months ended September 30, 2018, the P&C segment had $1,906,000 in reported losses and loss adjustment expenses (LAE) from cat events (including development from first and second quarter 2018 cat events). This includes $819,000 in reported losses and LAE from Hurricane Florence, which made landfall on September 14, 2018 and primarily impacted our policyholders in South Carolina. For the three months ended September 30, 2017, the P&C segment had $3,626,000 in reported losses and LAE from cat events (including development from first and second quarter 2017 cat events). Results for the third quarter of 2017 were negatively impacted by losses reported from Hurricane Irma. On September 10, 2017, Hurricane Irma made U.S. landfall in the Florida Keys and impacted our policyholders in Alabama, Georgia, South Carolina and Tennessee. Georgia was the primary state in our coverage area impacted by Hurricane Irma comprising over 85% of reported claims. The impact of this catastrophe led to $2,718,000 in reported losses and LAE for the quarter.

For the nine months ended September 30, 2018, the Company had net income of $1,835,000, $0.73 income per share, compared to a net loss of $1,872,000, $0.74 loss per share, for the nine months ended September 30, 2017. The year to date pretax income from operations in 2018 totaled $2,272,000 compared to a pretax loss from operations of $3,542,000 in 2017. The reduction in reported losses from catastrophe events in 2018 compared to 2017 was the primary reason for the improved results in the current year compared to the same period last year. Reported claims from cat events in 2018 totaled $4,378,000 compared to $12,804,000 in 2017; a reduction of $8,426,000. Results for 2017 were negatively impacted by an increased frequency of severe thunderstorm activity, which generated widespread wind, hail and tornado damage to insured property across the Southeastern United States throughout the nine-month period. In addition, our P&C segment was negatively impacted by losses reported from Hurricane Irma.

Three-month period ended September 30, 2018 compared to three-month period ended September 30, 2017

Premium Revenue:
For the three-month period ended September 30, 2018, net premiums earned were down $22,000 at $15,445,000 compared to $15,467,000 during the same period in 2017. The decrease in premium revenue was primarily attributable to a 0.5% decrease in net premiums earned in the P&C segment.

Net Income (Loss):
For the quarter ended September 30, 2018, the Company had net income of $907,000, $0.36 income per share, compared to a net loss of $557,000, $0.22 loss per share, for the same period in 2017, an increase of $1,464,000. As discussed above, a decrease in frequency of severe thunderstorm related losses was the primary factor contributing to the increase in net income in the third quarter of the current year compared to the same period last year.

Pretax Income (Loss) from Operations:
For the three months ended September 30, 2018, our pretax income from operations was $726,000 compared to a pretax loss from operations of $857,000 for the three months ended September 30, 2017; an increase of $1,583,000. A decrease in severe thunderstorm activity during the third quarter of 2018 compared to the same period last year was the primary factor contributing to the improvement in pretax income from operations. During the third quarter of 2018, the P&C segment was impacted by three cat events with reported losses and LAE totaling $1,198,000 compared to three cat events totaling $3,126,000 during the third quarter of 2017.

P&C Segment Combined Ratio:
The P&C segment ended the third quarter of 2018 with a GAAP basis combined ratio of 96.5%. Reported catastrophe losses totaled $1,906,000 for the quarter and added 13.7 percentage points to the combined ratio. In comparison, the P&C segment ended the third quarter of 2017 with a GAAP basis combined ratio of 105.9%, with reported catastrophe losses totaling $3,626,000, and increasing the combined ratio by 25.8 percentage points. In addition to the reduction in catastrophe losses in the third quarter of 2018, fire losses were down $140,000 in the third quarter of 2018 compared to the same period last year. Reported fire losses for the third quarter of 2018 totaled $2,809,000 and added 20.1 percentage points to the third quarter 2018 combined ratio. In comparison, third quarter 2017 reported fire losses totaled $2,949,000 and added 21.0 percentage points to the third quarter 2017 combined ratio.

Nine-month period ended September 30, 2018 compared to nine-month period ended September 30, 2017

Premium Revenue:
For the nine-month period ended September 30, 2018, net premiums earned were down $74,000 at $45,764,000 compared to $45,838,000 for the same period in 2017. The decrease in net premium earned was due to a 0.2% decline in net premium earned in the P&C segment.

Net Income (Loss):
For the nine-month period ended September 30, 2018, the Company had net income of $1,835,000, $0.73 income per share, compared to a net loss of $1,872,000, $0.74 loss per share, for the same period in 2017; an increase of $3,707,000. Decreased frequency of catastrophe losses was the primary factor contributing to the increase in year to date net income. We have incurred catastrophe losses from 14 cat events in the first nine months of 2018 compared to losses from 24 cat events during the same period in 2017.

Pretax Income (Loss) from Operations:
For the nine-month period ended September 30, 2018, pretax income from operations was $2,272,000 compared to a pretax loss from operations of $3,542,000 for the period ended September 30, 2017, an increase of $5,814,000. The primary reason for the increase in pretax income from operations in 2018 compared to 2017 was the significant reduction in reported catastrophe losses in the current year compared to the same period in the prior year. Losses and LAE reported from catastrophe events totaled $4,378,000 in the first nine months of 2018 compared to $12,804,000 for the same period last year. The single largest catastrophe event in 2018 was a severe thunderstorm, tornado and hail event in mid-March which generated $1,136,000 in insured losses from 211 reported claims. Claims reported in Alabama accounted for 87.4% of all reported losses from this cat event. In addition, the P&C segment had reported losses totaling $819,000 from Hurricane Florence (as well as an additional $681,000 in incurred but not reported [IBNR] losses) in September 2018. In comparison, the single largest catastrophe event in 2017 was Hurricane Irma that totaled $2,718,000 from 832 claims. Claims reported in Georgia were the primary source of losses and accounted for 84.1% of all claims from this cat event.

P&C Segment Combined Ratio:
The P&C segment ended the first nine months of 2018 with a combined ratio of 94.0%. Reported catastrophe losses totaled $4,378,000 and added 10.5 percentage points to the combined ratio. In comparison, 2017 reported cat event losses added $12,804,000 to prior year policyholder benefits and settlement expenses. The P&C segment ended the first nine months of 2017 with a combined ratio of 108.5% with reported catastrophe losses contributing 30.8 percentage points to the combined ratio. Partially offsetting the reduction in catastrophe losses in 2018 was a $1,295,000 increase in reported fire losses, in the current year, compared to the same period last year. Fire losses reported in 2018 totaled $11,150,000 and added 26.9 percentage points to the 2018 combined ratio. In comparison, 2017 reported file losses totaled $9,855,000 and added 23.7 percentage points to the 2017 combined ratio.

Management Commentary on Financial Position

Selected Balance Sheet Highlights	September 30, 2018	December 31, 2017
	(UNAUDITED)
Invested Assets	$116,390,000	$114,731,000
Cash	$5,154,000	$6,644,000
Total Assets	$147,720,000	$146,438,000
Policy Liabilities	$79,491,000	$76,674,000
Total Debt	$15,148,000	$15,639,000
Accumulated Other Comprehensive (Loss) Income	$(1,778,000)	$2,646,000
Shareholders' Equity	$46,840,000	$47,625,000
Book Value Per Share	$18.54	$18.88

Invested Assets:
Invested assets as of September 30, 2018 were $116,390,000 up $1,659,000, or 1.4%, compared to $114,731,000 as of December 31, 2017. The primary changes in invested assets were associated with changes in the bond portfolio. Positive cash flow from operations led to a $3.7 million increase in bond investment purchases during the first nine months of 2018; however, this increase in new bond investments were partially offset by an increase in market interest rates which reduced the market value of our bond portfolio by $3.3 million.

Cash:
The Company, primarily through its insurance subsidiaries, had $5,154,000 in cash and cash equivalents at September 30, 2018, compared to $6,644,000 at December 31, 2017. The decrease in cash was primarily due to an increase in investments in our bond portfolio and reduction of debt.

Total Assets:
Total assets as of September 30, 2018 were $147,720,000 compared to $146,438,000 at December 31, 2017. The increase in total assets was primarily due to an increase in investments in our bond portfolio.

Policy Liabilities:
Policy liabilities were $79,491,000 at September 30, 2018 compared to $76,674,000 at December 31, 2017; an increase of $2,817,000 or 3.7%. The primary reason for the increase in policy liabilities in 2018 compared to 2017 was an increase in unearned premium. Due to the timing of insurance renewals and new business issuance across our entire book of P&C segment business, unearned premium tends to peak during the second and third quarters and decline during the fourth quarter when new policy issuance reaches a seasonal low. This is the primary factor contributing to the increase in unearned premium at September 30, 2018 compared to December 31, 2017.

Debt Outstanding:
Total debt at September 30, 2018 was $15,148,000 compared to $15,639,000 at December 31, 2017. The pay down of a bank credit line was the primary reason for the $491,000 or 3.1% decrease in total debt.

Shareholders' Equity:
Shareholders' equity as of September 30, 2018 was $46,840,000, down $785,000 compared to December 31, 2017 Shareholders' equity of $47,625,000. Book value per share was $18.54 at September 30, 2018, compared to $18.88 per share at December 31, 2017, a decrease of $0.34. The primary reason for the decrease in Shareholders' Equity was a decrease in market value of available for sale investment securities which declined $3.9 million. This decrease was primarily due to an increase in market interest rates which reduced the market value of our fixed income investments. Partially offsetting these factors was net income of $1,835,000.

Update on 4th Quarter Event - Hurricane Michael:

In addition to our third quarter earnings release, we are updating our loss estimates from Hurricane Michael which will impact our fourth quarter earnings. We emphasize that no provision for losses from Hurricane Michael has been made in our third quarter financial results presented herein as Michael occurred early in the fourth quarter of 2018.

Net of re-insurance, management estimates that Hurricane Michael will reduce our fourth quarter and full year pretax income by $4,000,000. Management estimates that Hurricane Michael will reduce fourth quarter and full year net income by $3,160,000 and will reduce earnings per share by $1.25. Based on our analysis of historical reporting patterns, post event model output and assessment of early reports of claims to date, we estimate our ultimate gross losses from Hurricane Michael (before re-insurance recoveries) to be in the range of $11,000,000 to $14,000,000. Under our catastrophe reinsurance coverage, we retain 100% of losses up to $4,000,000 from a single event. After exceeding our retention, losses are 100% re-insured up to $72,500,000 under our catastrophe reinsurance program.

The National Security Group, Inc. (NASDAQ Symbol: NSEC), through its property & casualty (P&C) and life insurance subsidiaries, offers property, casualty, life, accident and health insurance in ten states. The Company writes primarily personal lines property coverage including dwelling fire and windstorm, homeowners, and mobile homeowners lines of insurance. The Company also offers life, accident and health, supplemental hospital and cancer insurance products. The Company was founded in 1947 and is based in Elba, Alabama. Additional information about the Company, including additional details of recent financial results, can be found on our website: www.nationalsecuritygroup.com.